Exhibit 10.25

EXTENSION TO EMPLOYMENT AGREEMENT

This Extension to Employment Agreement (the “Extension”) effective as of July 1, 2023, between Anil R. Diwan, c/o NanoViricides, Inc., 1 Controls Drive, Shelton, CT 06484 (“Employee”), and NanoViricides, Inc., a corporation with offices at 1 Controls Drive, Shelton, CT 06484 (“the Company,” and collectively with the Employee, the “Parties”).

WHEREAS, the Parties entered into that certain Employment Agreement on July 11, 2018 which expired pursuant to its terms on June 30, 2023 (the “2018 Employment Agreement”);

WHEREAS, the parties hereto desire to extend the term of the 2018 Employment Agreement and to add to and/or revise the terms and conditions of the 2018 Employment Agreement; and

WHEREAS, the Parties hereto desire that all other terms and conditions of the 2018 Employment Agreement not specifically amended hereby will remain in full force and effect;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Term

The term of the 2018 Employment Agreement shall be extended for an additional year beyond the previously extended term per the  Extension to Employment Agreement effective as of July 1, 2022 and that Section 2 of the 2018 Employment Agreement is amended by replacing Section 2 as follows:

The term of this Agreement shall commence on July 1, 2023 and shall continue for one (1) year, i.e. ending June 30, 2024, but subject to the approval of the Board of Directors, renewable annually thereafter upon approval of the Board of Directors, provided that either party can terminate the employment at any time, for any reason, upon 30 days’ notice (the “Employment Period”).

2.	Compensation and Benefits

Section 5 of the 2018 Employment Agreement is amended by replacing Section 5 as follows:

The total compensation consists of base salary, fringe benefits, stock awards, incentive awards, and performance bonuses as follows:

A.Base Salary and Fringe Benefits

As compensation for the Employee’s services hereunder during the Employment Period, the Company shall pay the Employee a base salary of four hundred thousand ($400,000) dollars per annum, commencing July 1, 2023, and through the effective period of the contract unless amended by the Compensation Committee. Any base salary payable hereunder shall be paid in regular intervals in accordance with the Company’s payroll practices, but no less frequently than once each month. The Employee shall be entitled to participate in all fringe benefits the Company provides for its employees generally, and such other benefits as the Company provides generally for its senior executives. Such fringe benefits may include paid time off (vacation and sick days), right to unpaid FMLA time off, medical insurance coverage (health, dental and vision), and Employee Retirement Plan, as may exist from time to time. In addition, the Company shall maintain a Term Life Insurance policy for the Employee, valued at $2 Million, of which $1 Million shall be assigned to the Company and remaining to the Employee’s Estate.

B.Grant of Series A Preferred Shares

As an incentive towards the ultimate success of the Company, and to provide leadership authority to the Executive, the Company grants [10,204] shares of the Company’s Series A Convertible Preferred Stock, par value

$0.00001 to Employee (the “Preferred Stock”) upon execution of this Agreement (the “Grant Date”) and the Employee accepts such grant for itself and its successors and assigns, as follows:

i.Shareholder Rights Pertaining to Granted Series A Preferred Shares

From and after the Grant Date, Employee will be recorded as a shareholder of the Company with respect to the full amount of the Granted Series A Preferred Shares less any Shares that are forfeited, transferred back to the Company or otherwise cancelled. Employee shall be entitled, from and after the Grant Date, to vote the full amount of Granted Shares, whether vested or unvested, less any shares that are forfeited, transferred back to the Company or otherwise cancelled.

ii.Transfer Restrictions; Vesting

(a)Provided that the Employee has not experienced a Termination of Service and remains continuously employed with the Company, the Employee’s rights in and to the Shares shall be fully vested on June 30, 2024, and shall be deemed partially vested at 25% for each quarter in quarterly installments following the Grant Date. Employee’s rights in and to the Shares shall be forfeitable unless and until otherwise vested pursuant to the terms of this Extension.

Shares that have vested and are no longer subject to forfeiture according to the above vesting schedule are referred to herein as “Vested Shares.” Shares that have not vested and remain subject to forfeiture under the preceding schedule are referred to herein as “Unvested Shares.”

(b)The vesting period and the amount of the Award set forth above shall be adjusted on a prorated basis by the Board of Directors to reflect the decreased level of employment during any period in which the Employee is on an approved leave of absence or is employed on a less than full time basis.

(c)Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Unvested Shares shall be strictly prohibited and void; provided, however, that the Board of Directors, in its sole discretion, may permit the Employee to assign or transfer an Award, provided that the Award shall be subject to all the terms and condition of this Agreement and any other terms required by the Board of Directors as a condition to such transfer.

iii.Forfeiture upon Termination of Employment; Company Transaction

Upon a Termination of Service for any reason, including without limitation, termination by the Company for Cause, voluntary resignation by the Employee or the Employee’s death, Disability or Retirement, the Unvested Shares shall be forfeited by the Employee and cancelled and surrendered to the Company without payment of any consideration to the Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written upon.

NANOVIRICIDES, INC.		EMPLOYEE

By:	/s/ Brian Zucker	/s/ Anil Diwan
	Name: Brian Zucker	Anil Diwan
Title: Director